Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2013 relating to the financial statements of DNA Precious Metals, Inc. which appears in the Annual Report on Form 10-K of DNA Precious Metals, Inc. for the year ended December 31, 2012.

/s/ KBL, LLP

New York, New York
September 24, 2013